Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard
Vice President, Corporate Administration & Development and
Investor Relations Officer
954-308-4200

STREICHER MOBILE FUELING ANNOUNCES FINANCIAL RESULTS FOR
THE FOURTH QUARTER AND YEAR ENDED JUNE 30, 2006
AND CONFERENCE CALL FOR TUESDAY, OCTOBER 17, 2006

Ft. Lauderdale, FL, October 13, 2006 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, shipping, utility, energy, chemical, manufacturing, telecom and government service industries today announced results for the fourth quarter and year ended June 30, 2006.

Selected comparative financial information for the three months and year ended June 30, 2006 and 2005:

	(All amounts in thousands of dollars, except share data)
	Three Months Ended (Unaudited)				Year Ended
			Increase	Increase			Increase	Increase
	6/30/2006	6/30/2005	(Decrease)	(Decrease)	6/30/2006	6/30/2005	(Decrease)	(Decrease)

Total revenues [6]	70,558	42,678	27,880	65%	249,541	133,563	115,978	87%
Gross profit [1]	2,509	2,302	207	9%	12,409	6,588	5,821	88%
Selling, general and administrative expense	4,152	1,918	2,234	116%	13,262	6,145	7,117	116%
Operating (loss) income	(1,643)	384	(2,027)	(528)%	(853)	443	(1,296)	(293)%
Interest expense, net	(1,481)	(609)	(872)	(143)%	(4,025)	(1,903)	(2,122)	(112)%
Net loss	(3,135)	(225)	(2,910)	1,293%	(4,878)	(1,460)	(3,418)	234%

EBITDA [2]	(771)	766	(1,537)	(201)%	1,781	2,278	(497)	(22)%

Net Margin [3]	3,049	2,625	424	16%	14,076	8,055	6,021	75%

Basic and diluted net loss per share	(0.30)	(0.03)	(0.27)	900%	(0.50)	(0.19)	(0.31)	163%
Weighted avg shares outstanding	10,350	8,859	1,491	17%	9,819	7,857	1,962	25%

Depreciation and amortization [4]	652	382	270	71%	2,123	1,835	288	16%

Total assets	48,114	30,125	17,989	60%	48,114	30,125	17,989	60%

Shareholders’ equity	5,540	6,838	(1,298)	(19)%	5,540	6,838	(1,298)	(19)%

Gallons sold	24,591	20,077	4,514	22%	94,738	66,427	28,311	43%

Net margin per gallon (in cents)[5]	12.4	13.1	(.7)	(5)%	14.9	12.1	2.8	23%

1  Gross profit is defined as total revenues less total cost of sales.
2 EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense. EBITDA is a  non-GAAP measure.
3 Net margin is defined as gross profit plus cost of sales depreciation. Net margin is a non-GAAP measure.
4 Depreciation and amortization included in cost of sales was $540,000, $323,000, $1,667,000 and $1,467,000 for the periods noted.
5 Net margin per gallon equals net margin divided by number of gallons sold.
6 In the quarter and year ended June 30, 2005, total revenue and cost of sales were reduced by $849,000 and $1.6 million, respectively, in order to record  excise tax on a net basis, instead of gross based on risk of loss.

Non-GAAP Measure Reconciliation - EBITDA and Net Margin Reconciliation Table:

	(All amounts in thousands of dollars)
	Three Months Ended (unaudited)				Year Ended
	6/30/2006	6/30/2005	Increase (Decrease)	Increase (Decrease)	6/30/2006	6/30/2005	Increase (Decrease)	Increase (Decrease)
EBITDA:
Net loss	(3,135)	(225)	(2,910)	1,293%	(4,878)	(1,460)	(3,418)	234%
Add:
Interest, net	1,481	609	872	143%	4,025	1,903	2,122	112%
Stock-based compensation expense	231	--	231	100%	511	--	511	100%
Depreciation and amortization:
Cost of sales	540	323	217	67%	1,667	1,467	200	14%
Sales, general, and administrative expense	112	59	53	90%	456	368	88	24%
EBITDA	(771)	766	(1,537)	(201)%	1,781	2,278	(497)	(22)%

Net Margin:
Gross Profit	2,509	2,302	207	9%	12,409	6,588	5,821	88%
Add back:
Cost of sales depreciation and amortization	540	323	217	67%	1,667	1,467	200	14%
Net Margin	3,049	2,625	424	16%	14,076	8,055	6,021	75%

Condensed Consolidated Balance Sheet:

	(All amounts in thousands of dollars)
	June 30, 2006	June 30, 2005

ASSETS
Current assets	$32,182	$19,392
Property, plant and equipment, net	11,739	9,555
Other assets, net	4,193	1,178
	$48,114	$30,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$30,884	$13,531
Long-term debt, net and other long-term liabilities	11,690	9,756
Stockholders’ equity	5,540	6,838
	$48,114	$30,125

At June 30, 2006 and June 30, 2005, we had a total of cash and cash availability of $8.3 million and $9.3 million. As of October 12, 2006, our cash and cash availability was $6.9 million.

For the quarter ended June 30, 2006, we incurred a net loss of $3.1 million, or $0.30 per basic and diluted share, compared to a net loss of $225,000, or $0.03 per basic and diluted share, for the prior year quarter. The higher net loss was primarily due to the increases in selling, general and administrative expenses of $2.2 million; interest expense of $872,000; stock-based compensation expense of $231,000, and increased depreciation and amortization of $270,000 over the prior year quarter. For the year ended June 30, 2006, we incurred a net loss of $4.9 million, or $0.50 per basic and diluted share, which was $3.4 million higher than the $1.5 million net loss, or $.19 per basic and diluted share, for the prior year. The increased loss for the year was primarily attributable to increases of $2.1 million in interest expense of and $7.1 million in selling and general and administrative expense, including $2.3 million of corporate infrastructure and ongoing integration costs, offset by an increase in gross profit of $5.8 million.

The net losses of $4.9 million and $3.1 million incurred for the year and quarter ended June 30, 2006 included non-cash expenses of $4.8 million and $2.0 million, respectively, which were increases of $2.5 million and $507,000 over the prior periods.

During the quarter and year ended June 30, 2006, our total revenues and gross profit increased primarily as a result of the acquisitions of Shank Services and H & W; our marketing and sales programs; and the emergency response services contribution in the aftermath of the 2005 summer and fall hurricanes. These activities resulted in increases of 4.5 million and 28.3 million gallons sold for the three and twelve month periods and related average net margin increases of $424,000 and $6.0 million. While our volume and net margin increases for the twelve month period reflect modest gains, the results of our operations were adversely affected by a significant surge in the prices of fuel and other petroleum products, which depressed demand for our products and services and led to lower than anticipated delivered volumes during the last half of the year as well as for the entire year. The sharp increase in petroleum prices also contributed to other related incremental costs, ranging from higher running fuel and other delivery costs to increased credit card fees and additional bad debt expense from customers bankruptcies.

The results of our operations for the quarter and the twelve months were negatively impacted by a significant increase in selling, general and administrative (“SG&A”) expense. The increases were largely attributable to carrying the burden of the SG&A expenses of Shank Services and H & W, amounting to $866,000 and $3.6 million for the current quarter and year, while incurring ongoing expenditures of $1.0 million for the quarter and $2.3 million for the year in corporate infrastructure and integration costs. Increases in total SG&A expense were $2.2 million for the current quarter and $7.1 million for the year, including increases in bad debt expense of $472,000 for the year, stock based compensation of $231,000 for the quarter and $511,000 for the year, and credit card fees of $43,000 for the current quarter and $242,000 for the year.

Major components of the increase in SG&A:

DESCRIPTION	Increase in Quarter Ended June 30, 2006 Compared to June 30, 2005	Increase in Year Ended June 30, 2006 Compared to June 30, 2005

Acquired SG&A from purchase of Shank Services and H & W	$866,000	$3,594,000
Corporate infrastructure and ongoing integration costs	1,044,000	2,298,000
FAS 123R stock based compensation expense	231,000	511,000
Bad debt expense	50,000	472,000
Credit card fees	43,000	242,000
Total	$2,234,000	$7,117,000

Interest expense increased $872,000 and $2.1 million for the quarter and year, respectively, including a non-cash write-off of deferred debt costs, debt discount and accrued pre-payment penalty totaling $537,000 related to a June 30, 2006 warrant issuance, interest of $1.5 million on the January and September 2005 Notes issued in connection with the Shank Services and H & W acquisitions; and additional interest on the higher balance of our line of credit resulting from the H & W acquisition.

The SG&A expenses of $1.0 million and $2.3 million in the current quarter and year reflect our commitment to build a new corporate infrastructure to support our current operations and facilitate the integration of future acquisitions. We believe that the additional expenses we are incurring now will enable us in the future to reduce operating expenses and historical SG&A expenses, increase operating efficiencies and improve the operating margins of acquired companies as well as our present operations. We accelerated these expenditures in the last two quarters to (i) strengthen our mid-management team; (ii) add accounting, information technology and other support personnel; (iii) relocate our Fort Lauderdale corporate office in January 2006 to a larger, better equipped facility; (iv) integrate and consolidate our Shank Services and H & W acquisitions into a new Mid-Continent operations unit which included moving Shank Services’ operations to H & W’s Houston location; and (v) implement our new ERP (Enterprise Resource Planning) operating and accounting systems which will replace our three legacy systems.

When our corporate infrastructure and integration project is fully completed and operational, we expect to realize enhanced profitability from resulting economies of scale; eliminating duplicate operating and administrative costs, together with an overall reduction in these expenses; increased operational efficiencies; and improved management of our present commercial and bulk fueling operations and those of acquired companies.

The implementation of our new ERP system did, however, experience a series of delays during the last two quarters of fiscal 2006. In August 2006, we terminated the vendor implementing the ERP system and engaged a new vendor. The new vendor is currently reviewing the status of the project and identifying the outstanding tasks, costs and related timeline to complete the implementation. We presently expect the system to be fully operational during the third quarter of fiscal 2007. At June 30, 2006, we had capitalized $1.7 million in property and equipment related to ERP system design and installation. On October 10, 2006, we filed a civil complaint in Broward County, Florida Circuit Court against the former vendor and others on account of misrepresentations by the defendants as to the vendor’s experience and capabilities as well as breach of contract and deceptive billing practices by the vendor.

As of June 30, 2006, our management identified a number of significant deficiencies in our policies and procedures for ensuring accurate and reliable interim and annual consolidated financial statements and concluded that these deficiencies, considered together, constituted a material weakness in our internal controls. We believe that the primary cause of this material weakness finding related to the integration of our Shank Services and H & W acquisitions, together with the delays in completing the implementation of our ERP system. We have already engaged in substantial efforts in order to address the material weakness in our internal controls over financial reporting and to improve the integrity of our reporting processes, although there is no assurance that our efforts will be successful. Those remediation efforts are detailed in our Form 10-K for the year filed today with the Securities and Exchange Commission.

COMMENTS OF RICHARD E. GATHRIGHT, CHAIRMAN, CEO AND PRESIDENT:

“During fiscal 2006 we expended substantial amounts to upgrade all of our information systems, operating procedures and processes in order to lay a solid foundation for future organic growth and expansion through acquisitions. We believe that it is important for our shareholders, creditors and the investment community to be aware of the commitment that these expenditures represent to the future of the Company and our determination to enhance long term shareholder equity value.

The following reconciliation table (i) indicates the material impact of non-cash items and corporate infrastructure and ongoing integration costs on our net losses for the years ended June 30, 2006, 2005 and 2004 and (ii) reflects net (loss) income before non-cash items; net income before non-cash items and corporate infrastructure and ongoing integration costs; and proforma EBITDA, all of which are non-GAAP measures. The reconciliation table below is intended to demonstrate the significant effect that our financing, acquisition and corporate development programs have had on the performance of our business; and that the $4.9 million loss reported in fiscal 2006 should be viewed in conjunction with the $7.1 million of non-cash and corporate infrastructure and ongoing integration costs incurred for the period.

	(All amounts in thousands of dollars)
	Year Ended June 30,
	2006	2005	2004

Net loss	$(4,878)	$(1,460)	$(698)

Non-Cash Items:
Depreciation - cost of sales	1,667	1,467	1,130
Depreciation & amortization - SG&A	456	368	190
Amortization of deferred debt cost	521	270	195
Amortization of debt discount	1,009	425	241
Stock-base compensation expense	511	--	--
Gain on extinguishment of debt	--	--	(757)
Other non-cash expenses	79	--	--
Inventory reserve	172	--	--
Provision for allowance of doubtful accounts	404	(59)	(54)
Total non-cash items	4,819	2,471	945

Net (loss) income before non-cash items	(59)	1,011	247

Add: Corporate infrastructure and ongoing integration costs	2,298	165	--

Net income before non-cash items and corporate infrastructure and ongoing integration costs	2,239	1,176	247

Add: Stated rate interest expense	2,416	1,216	933

Proforma EBITDA	$4,655	$2,392	$1,180

While delays in completing our corporate infrastructure and integration did adversely affect our financial performance in fiscal 2006, the timing of potential acquisitions, as well as our debt restructuring and capital formation plans, we believe that these expenses are critical to our long term success, that the delay in the execution of our business plan is only temporary, and that we will achieve the desired performance, growth and enhancement of our shareholders’ investment in the near future.”

CONFERENCE CALL

 Management will host a conference call on Tuesday, October 17, 2006 at 2:00 P.M. ET, to further discuss the results of the Company’s fourth quarter and fiscal year ended June 30, 2006. The conference call will be available via teleconference by dialing 866.203.2528 (domestic) or 617.213.8847 (international), using Pass Code 95775904. There will also be a web-cast over the Internet at www.mobilefueling.com. An audio digital replay of the call will be available from October 17, 2006, at 4:00 P.M. ET until Midnight ET on October 24, 2006, by dialing 888.286.8010 (domestic) or 617.801.6888 (international), using Pass Code 61787967. A web archive will be available for 30 days at www.mobilefueling.com.

ABOUT STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL)

The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy and ultra-heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. The Company conducts operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, and Texas. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, its newly acquired operations or new operating locations, the future expansion plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-K for the year ended June 30, 2006, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2006.